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CVS/Caremark Corporation

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Investor Contact:	Media Contact:
Nancy Christal	Eileen Howard Dunn
CVS/Caremark	CVS/Caremark
Investor Relations	Corporate Communications
(914) 722-4704	(401) 770-4561

CVS/Caremark Issues Statement in Support of CVS/Caremark Directors

Woonsocket, RI (April 23, 2007) - CVS/Caremark Corporation (NYSE: CVS) strenuously disagrees with the position taken by a group purporting to represent certain union pension funds urging CVS/Caremark shareholders to withhold their vote from two directors recommended for election at CVS/Caremark’s shareholder meeting.

“We are looking forward to working with Roger Headrick and Lance Piccolo as members of the CVS/Caremark Board,” said Tom Ryan, President and Chief Executive Officer of CVS/Caremark Corporation. “Both of these individuals have substantial industry experience and expertise. They have overseen prior large and successful Caremark acquisitions, which should prove invaluable to CVS/Caremark as we move forward in integrating our retail, pharmacy benefit management and specialty pharmacy businesses.”

It is also important to note that Mr. Headrick and Mr. Piccolo were members of the Caremark board during a period of outstanding performance by that company, which resulted in tremendous shareholder value creation. In addition, the merger process overseen by the Caremark Board resulted in an overwhelming vote (73% of those voting) for the merger.

In regard to the issue of stock option grants, as previously stated, Caremark has undertaken and completed a review of its granting practices, including options granted to directors, and concluded that these practices were entirely appropriate.

Furthermore, any allegation that Caremark directors received any special protection against backdating as a result of the merger with CVS is simply not true. While as part of the merger agreement Caremark directors and officers received contractual assurance of standard Directors and Officers insurance, this is usual for almost all companies. This same type of insurance applied to both Caremark and CVS directors separately before the merger.

“We’re very excited about the prospects for our new company,” said Tom Ryan. “CVS/Caremark will create significant shareholder value while transforming the delivery of health care and providing significant benefits to employers, health plans and consumers.”

About CVS/Caremark

CVS/Caremark is the nation’s premier integrated pharmacy services provider, combining one of the nation's leading pharmaceutical services companies with the country’s largest pharmacy chain.  The company fills or manages more than one billion prescriptions per year, more than any other pharmacy services provider.  CVS/Caremark drives value for pharmacy services customers by effectively managing pharmaceutical costs and improving healthcare outcomes through its 6,200 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com.  General information about CVS/Caremark is available through the Investor Relations portion of the Company's website, at http://investor.cvs.com, as well as through the pressroom portion of the Company's website, at www.cvs.com/pressroom.